Filed pursuant to Rule 424 (b) (3)
                                                     Registration No. 333-76546
                                3,000,000 SHARES

                                       OF

                          CHESAPEAKE ENERGY CORPORATION

                  6.75% Cumulative Convertible Preferred Stock

                     (Liquidation Preference $50 per share)

                                       and

                                  Common Stock,

                           (Par Value $.01 per share)



                           PROSPECTUS SUPPLEMENT NO. 1
                             DATED FEBRUARY 14, 2002
                      TO PROSPECTUS DATED JANUARY 30, 2002





      The selling securityholders table on page 27 and 28 of the prospectus is amended by this supplement no. 1 to read as follows.



                                            Number of                   Number of                                   Number of
                                            Shares of                   Shares of      Number of      Number of     Shares of
                                           Preferred     Number of      Preferred      Shares of      Shares of   Common Stock
                                            Stock       Shares of      Stock to be   Common Stock   Common Stock   to be Owned
                                           Beneficially    Preferred    Owned After   Beneficially      Being         After
                                           Owned Prior   Stock Being    Completion   Owned Prior to    Offered     Completion
NAME                                        to the        Offered         of the      the Offering     Hereby        of the
                                           Offering       Hereby         Offering                                   Offering

AIG Soundshore Holdings Ltd.........           139,500     139,500             0        905,843        905,843             0
AIG Soundshore Opportunity
Holding Fund Ltd....................            76,400      76,400             0        496,103        496,103             0
AIG Soundshore Strategic
Holding Fund Ltd....................            46,100      46,100             0        299,350        299,350             0
Alpine Associates...................           100,000     100,000             0        649,350        649,350             0
Alpine Partners, L.P................            15,000      15,000             0         97,403         97,403             0
Argent Classic Convertible
Arbitrage Fund (Bermuda) Ltd........            20,000      20,000             0        129,870        129,870             0
Argent LowLev Convertible
Arbitrage Fund Ltd..................            40,000      40,000             0        259,740        259,740             0
Bear, Stearns & Co. Inc.............             5,000       5,000             0         32,468         32,468             0
BGI Global Investors c/o Forest
Investment Mngt. L.L.C..............             6,200       6,200             0         40,260         40,260             0
Banc of America Securities LLC......           180,000     180,000             0      1,168,830      1,168,830             0
CSFB Convertible and
Quantitative Strategies..............           50,000      50,000             0        324,675        324,675             0
Fidelity Financial Trust:
Fidelity Convertible Securities
Fund.................................          405,000     405,000             0      2,629,868      2,629,868             0
First Union National Bank............          295,000     295,000             0      1,915,583      1,915,583             0
FIST - Franklin Convertible
Securities Fund......................           40,000      40,000             0        259,740        259,740             0
Forest Alternative Strategies II.....            1,800       1,800             0         11,688         11,688             0
Forest Fulcrum Fund L.L.P............           20,000      20,000             0        129,870        129,870             0
Forest Global Convertible Fund
Series A-5...........................           75,600      75,600             0        490,909        490,909             0
FTIF - Franklin Income Fund..........            1,000       1,000             0          6,494          6,494             0
Franklin Custodian Fund -
Income Fund..........................          270,800     270,800             0      1,758,440      1,758,440             0
FTVIPT - Franklin Income
Securities Fund......................           18,000      18,000             0        116,883        116,883             0
Global Bermuda Limited Partnership...            4,000       4,000             0         25,974         25,974             0
Highbridge International LLC.........           10,000      10,000             0         64,935         64,935             0
KBC Financial Products USA Inc.......           17,500      17,500             0        113,636        113,636             0
Lakeshore International Ltd..........           16,000      16,000             0        103,896        103,896             0
Lipper Convertibles, L.P.............          150,000     150,000             0        974,025        974,025             0
LLT Limited..........................            6,200       6,200             0         40,260         40,260             0
Lyxor Master Fund....................            2,000       2,000             0         12,987         12,987             0
Navigator Offshore Fund, Ltd.........           15,000      15,000             0         97,403         97,403             0
Navigator Partners L.P...............            3,000       3,000             0         19,481         19,481             0
The Northwestern Mutual Life
Insurance Company....................           30,000      30,000             0        194,805        194,805             0
Onex Industrial Partners Limited.....            7,250       7,250             0         47,078         47,078             0
Pebble Capital Inc...................            3,000       3,000             0         19,481         19,481             0
Peoples Benefit Life Insurance
Company/TEAMSTERS....................           17,500      17,500             0        113,636        113,636             0
Ramius Capital Group.................           10,000      10,000             0         64,935         64,935             0
RBC Capital Services Inc.  c/o
Forest Investment Mngt. LLC..........            1,500       1,500             0          9,740          9,740             0
RCG Halifax Master Fund Ltd..........            5,000       5,000             0         32,468         32,468             0
RCG Latitude Master Fund Ltd.........           15,000      15,000             0         97,403         97,403             0
RCG Multi Strategy LP................           10,000      10,000             0         64,935         64,935             0
Retail Clerks Pension Trust #2.......           17,500      17,500             0        113,636        113,636             0
Silvercreek Limited Partnership......            5,000       5,000             0         32,468         32,468             0
Silvercreek II Limited...............            9,750       9,750             0         63,312         63,312             0
Speer, Leeds & Kellogg L.P...........           10,000      10,000             0         64,935         64,935             0
Sunrise Partners LLC.................          269,000     269,000             0      1,746,752      1,746,752             0
Sylvan (IMA) Ltd. c/o Forest
Investment Mngt. L.L.C...............            7,500       7,500             0         48,701         48,701             0
UBS O'Connoz LLC F/B/O UBS
Global Equity Arbitrage Master Ltd...           70,000      70,000             0        454,545        454,545             0
White River Securities L.L.C.........            5,000       5,000             0         32,468         32,468             0
Yield Strategies Fund I, LP..........            7,500       7,500             0         48,701         48,701             0
Yield Strategies Fund II, LP.........            7,500       7,500             0         48,701         48,701             0
Zurich Master Hedge Fund c/o
Forest Investment Mngt. L.L.C........            6,200       6,200             0         40,260         40,260             0

Total                                        2,543,300




(1) The stated amounts, to the extent they describe common stock issuable upon conversion of the holder's preferred stock, assume conversion of all of the holders' preferred stock at a conversion ratio of 6.4935 shares of our common stock per share of preferred stock. This conversion ratio, however, will be subject to adjustment as described under "Description of the Preferred Stock - Conversion Price Adjustment". As a result, the number of shares of our common stock issuable upon conversion of the preferred stock and, therefore, attributable to holders of preferred stock, may increase or decrease in the future.